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E-Filed

Colorado Secretary of State
Date and Time: 07/13/2010 03:55 PM
ID Number: 20061358431

Document number: 20101393296
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20061358431

1. Entity name: Sunshine Biopharma, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) __________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):*
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: __________ *(mm/dd/yyyy)*

   OR

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: __________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Telsey	Andrew	I.	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

12835 E. Arapahoe Rd
(Street name and number or Post Office information)
Tower One, Penthouse #803

Centennial	CO	80112
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Click the following links to view attachments

Attachment 1

Attachment 1

ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF SUNSHINE BIOPHARMA, INC.

Article 12 of the Colorado Secretary of State form of the Articles of Incorporation is hereby amended so that such Article, as amended, shall read as follows:

12. The corporation is authorized to issue 200,000,000 shares of common stock.

and Section 1 of the Article thereof numbered "II" of Attachment 1 to the Articles of Incorporation shall be stricken in its entirety and the following Section 1 substituted in its place and stead:

Section 1. Number. The amount of the total authorized capital stock of the corporation shall be two hundred five million (205,000,000) shares divided into two hundred million (200,000,000) shares of Common Stock, $0.001 par value each, and five million (5,000,000) shares of Preferred Stock consisting of 4,150,000 shares of Preferred Stock, $.10 par value each, and 850,000 shares of Series "A" Preferred Stock, $.10 par value each, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A. **Common Shares**

(a) The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

(b) The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the Preferred Shares.

B. **Preferred Shares**

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by this Certificate of Incorporation and the General Corporation Law of Delaware in respect to the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof;

(b) The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

(c) Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d) The amount payable upon shares in the event of involuntarily liquidation;

(e) The amount payable upon shares in the event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h) Voting powers, if any; and

(i) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

C. Series "A" Preferred Stock

(a) *Designation of Series.*

This series of Preferred Stock shall be designated as "Series 'A' Preferred Stock" and the number of shares of such series shall be eight hundred fifty thousand (850,000).

(b) *Dividends.*

The holders of Series "A" Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, it is sole discretion.

(c) *Redemption.*

The Series "A" Preferred Stock shall not be redeemable by the Corporation.

(d) *Preference on Liquidation.*

(1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series "A" Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation's Common Shares or junior stock, an amount equal to One Dollar ($1.00) per share. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for the distribution to its shareholders shall be insufficient to pay the holders of the Series "A" Preferred Shares an amount equal to One Dollar ($1.00) per share, the holders of the Series "A" Preferred Shares shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the holders of Series "A" Preferred Shares have received an amount equal to One Dollar ($1.00) per share, the assets then remaining shall be distributed equally per share to the holders of a subsequently issued junior class of Preferred Shares, or if none, then to the holders of Common Shares.

(2) A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this subdivision (d) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series "A" Preferred Shares shall be entitled only to the rights provided in the plan of reorganization.

(e) *Voting Rights*

The holders of the Series "A" Preferred Shares and the holders of the Common Shares issued and outstanding shall have and possess equal rights to notice of shareholders' meetings. The holders of the Series "A" Preferred Shares shall be entitled to twenty (20) votes per share of Series "A" Preferred Stock held by them at any meeting of shareholders for the election of directors or upon any other matter.

(f) *Conversion of Series "A" Preferred Stock Into Common Stock*

(1) Subject to the provisions of this subdivision (f), the holder of record of any share or shares of Series "A" Preferred Stock shall have the right, at his option, at any time commencing after the date of issuance of said shares, to convert one (1) share of Series "A" Preferred Stock into twenty (20) fully paid and nonassessable shares of Common Stock of the Company.

(2) Any holder of a share or shares of Series "A" Preferred Stock desiring to convert such Series "A" Preferred Stock into Common Stock shall surrender the certificate or certificates representing the share or shares of Series "A" Preferred Stock so to be converted, duly endorsed to the Company, or in blank, at the principal office of the Company, and shall give written notice to the Company at said office that he elects to convert the same, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

(3) Conversion of Series "A" Preferred Stock shall be subject to the following additional terms and provisions:

(A) As promptly as practicable after the surrender for conversion of any Series "A" Preferred Stock, the Company shall deliver or cause to be delivered to the holder of such Series "A" Preferred Stock at the holder's address as indicated on the Company's stock ledger (or such other place as may be designated by the holder), to or upon the written order of the holder of such Series "A" Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. The certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available in the opinion of counsel to the Corporation. Shares of the Series "A" Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series "A" Preferred Stock for conversion, as provided above, and the rights of the holders of such Series "A" Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock

transfer books are open.

(B) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Series "A" Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series "A" Preferred Stock not converted. For purposes of this subparagraph (B), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series "A" Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

(C) In the event that the Company shall at any time combine in a lesser number of shares the outstanding shares of Common Stock (a "reverse split"), the number of shares of Common Stock issuable upon conversion of the Series "A" Preferred Stock shall remain at twenty (20) shares of Common Stock for each share of Series "A" Convertible Stock surrendered for conversion. In the event that the Company shall at any time subdivide in a greater number of shares the outstanding shares of Common Stock (a "forward split"), the number of shares of Common Stock issuable upon conversion of the Series "A" Preferred Stock shall be proportionately increased upon surrender for conversion, effective in either case at the close of business on the date when such subdivision or combination shall become effective. However, in no event shall shares of Series "A" Preferred Stock which were subject to a forward split be diluted by a subsequent reverse split.

(D) In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series "A" Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series "A" Preferred Stock, but at the conversion ratio stated in this subdivision (3)(f), the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Company.

(E) In the event that the Company shall at any time pay to the holders of Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon conversion of the Series "A" Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to such dividend.

(F) Such adjustments shall be made successively if more than one event listed in subdivisions (f)(3)(C), (D) and (E) hereof shall occur.

(G) No adjustment of the conversion ratio shall be made by reason of:

(i) the purchase, acquisition, redemption or retirement by the Company of any shares of the Common Stock or any other class of the capital stock of the Company, except as provided in subdivision (f)(3)(C); or

(ii) the issuance, other than as provided in subdivisions (f)(3)(C) and (E), of any shares of Common Stock of the Company, or of any securities convertible into shares of Common Stock or other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of the

Common Stock or other securities of the Company, or of any other securities of the Company, provided that in the event the Company offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the holders of its Common Stock pursuant to any preemptive or preferential rights granted to holders of Common Stock by the Articles of Incorporation of the Company, or pursuant to any similar rights that may be granted to such holders of Common Stock by the Board of Directors of the Company, at least twenty (20) days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series "A" Preferred Stock then of record; or

(iii) any offer by the Company to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Company of the transactions contemplated by such offer, provided that at least twenty (20) days prior to the expiration of any such offer the Company shall mail written notice of such offer to the holders of the Series "A" Preferred Stock then of record.

(4) The issuance of certificates for shares of Common Stock upon conversion of the Series "A" Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series "A" Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.